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                                                                     Exhibit 5.1
                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


                                  July 31, 2000

Healtheon/WebMD Corporation
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326

         Re:      Form S-8 Registration Statement --
                  Envoy Stock Plan
                  Certain Stock Options held by Jeffrey T. Arnold

Ladies and Gentlemen:

         We have acted as counsel for Healtheon/WebMD Corporation, a Delaware corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 8,000,000 shares of the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), that may be issued upon the exercise of stock options granted under the Envoy Stock Plan (the "Envoy Options") and 2,486,741 shares of Common Stock to be issued upon the exercise of outstanding stock options granted to Jeffrey T. Arnold pursuant to his Employment Agreement, dated as of September 30, 1998, with WebMD, Inc., and subsequently assumed by the Corporation (the "Arnold Options"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the laws of the State of Delaware.

         Based upon the foregoing, it is our opinion that the 10,486,741 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the exercise of the Envoy Options and the Arnold Options, when issued in accordance with the terms and conditions of the agreements evidencing such options, will be legally and validly issued, fully paid and nonassessable.


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         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                Sincerely,

                                ALSTON & BIRD LLP


                                By: /s/ Laura G. Thatcher
                                    --------------------------------------------
                                    A Partner